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                                                                    EXHIBIT 10.6


                           [MP3.COM, INC. LETTERHEAD]


February 19, 1999

Paul L. H. Ouyang
1838 San Pasqual Street
Pasadena, California  91107

RE: EMPLOYMENT TERMS

Dear Paul:

MP3.com, Inc., a Delaware corporation, (the "Company") is pleased to offer you the position of Chief Financial Officer and Executive Vice President, on the following terms.

You will serve as Chief Financial Officer and Executive Vice President, and will be responsible for such duties as are normally associated with such positions or as otherwise determined by the President of the Company, including, but not limited to, responsibility in the areas of finance, accounting, human resources and risk management and planning for the Company. You will report to Robin Richards, the President of the Company. You will work at our facility located in San Diego.

Your salary will be $12,500 per month, less payroll deductions and all required withholdings. The Company may in its discretion increase your salary, but it may not reduce your salary. Your salary will be paid semi-monthly. You shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees generally or its executive officers generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other executive officers of the Company. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.

Notwithstanding the foregoing, so long as you continue to be employed with the Company, the Company will reimburse you for general living expenses, including, without limitation, rent and utilities, not to exceed $3,000 per month, for a period of twelve (12) months in connection with your relocation to San Diego; provided, however, that you will be required to submit proper documentation to the satisfaction of the President of the Company in order to qualify for such reimbursement.

You shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by you in accordance with the policies, practices and procedures as in effect generally with respect to other executive officers of the Company.

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You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. If the Company terminates your employment without cause at any time, or if you resign with "good reason," the Company will pay you, as severance compensation, an amount equal to six (6) months of your base salary, subject to standard payroll deductions and withholdings. If you resign without good reason or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive no severance benefits. For purposes of this letter agreement, the definition of "cause" shall be limited to the occurrence of any of the following events: (i) an act of dishonesty by you intended to result in your gain or personal enrichment which causes material harm to the reputation of the Company or its affiliates; (ii) your personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates; (iii) your being convicted or found liable for a felony, misdemeanor or gross misdemeanor relating to an act of dishonesty or fraud against, or a misappropriation of property belonging to, the Company or its affiliates; (iv) your engagement in substance abuse which substantially impairs your ability to perform the duties and obligations of your employment or causes material harm to the reputation of the Company; (v) your personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; (vi) your commencement of employment with another employer while you are an employee of the Company without the prior consent of the Board of Directors; or (vii) your incurable material breach of any element of the Company's Proprietary Information and Inventions Agreement, including without limitation, your theft or other misappropriation of the Company's proprietary information. Physical or mental disability shall not constitute "cause." For purposes of this letter agreement "good reason" shall mean (a) a material reduction in your salary or benefits, or (b) the Company fails to perform or breaches its obligations under any other material provision of this letter agreement and does not correct such failure or breach (if correctable) within thirty days following notice thereof by you to the Company. Upon any termination of employment, you shall be entitled to any compensation earned but unpaid through the date of termination as well as any benefits due or amounts payable under any plan or program maintained or sponsored by the Company.

Upon commencement of employment with the Company pursuant to this letter (the "Commencement Date"), you will be granted an Incentive Stock Option to purchase 320,000 shares of the Common Stock of the Company under the Company's 1998 Equity Incentive Plan (the "Plan"). The exercise price per share of the Incentive Stock Option will be equal to the fair market value of the Common Stock on the date you commence your employment with the Company, as determined in good faith by the Company's Board of Directors. The current fair market value of the Common Stock of the Company is estimated to be approximately $.16 per share.

The shares of Common Stock subject to your Incentive Stock Option will be subject to vesting over four years so long as you continue to be employed with the Company, according to the following schedule: thirty-two thousand (32,000) of such shares will vest as of the Commencement Date; an additional six thousand (6,000) shares shall vest at the end of each month thereafter. In addition to the foregoing, in the event your employment with the Company is terminated due to death or disability (the latter of which shall mean your permanent and total


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disability within the meaning of Section 221(e)(3) of the Internal Revenue Code of 1986, as amended), the vesting of your option shall be immediately accelerated in full. Further, upon the effective date of the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act, an additional twenty percent (20%) of the shares subject to your option that have not vested as of such date will vest as of the effective date. If your employment is terminated by the Company without cause at any time, the vesting of your option shall be immediately accelerated in full. If you resign with good reason at any time, an additional fifty percent (50%) of the shares subject to your option that have not vested as of such date will vest upon your resignation. Finally, in the event the Company enters into a definitive agreement for (i) a consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation or merger own less than fifty percent (50%) of the Company's voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) a sale of all or substantially all of the assets of the Company, then the vesting of your option shall be immediately accelerated in full.

The specific terms and conditions of your Incentive Stock Option will be set forth in an Incentive Stock Option Agreement between you and the Company. Such agreement shall be in substantially the form approved by the Board of Directors of the Company for use with the Plan, modified as necessary to appropriately reflect the provisions outlined above, and will be executed after you commence your employment with the Company pursuant to this letter.

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). As a condition of employment, you will be required to sign and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

The Company shall pay your reasonable expenses for legal counsel engaged by you in connection with the preparation, negotiation and execution of this letter agreement.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence your employment with us no later than February 28, 1999 with the understanding that up until March 8, 1999, you will permitted to (i) perform services for the Company outside of the San Diego area on less than a full-time basis, and (ii) fulfill any prior obligations or commitments that you may have to Tickets.com, Inc.


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We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

MP3.COM, INC.

By:   /s/ ROBIN RICHARDS
      ------------------------------
Name:  Robin Richards
      ------------------------------
Title:  President
      ------------------------------


ACCEPTED BY:
/s/ PAUL L. H. OUYANG
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Paul L. H. Ouyang
 2/19/99
------------------------------------
Date


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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT